Exhibit 5.1

Eric Blanchard +1 212 479 6565 eblanchard@cooley.com

February 29, 2024

Xometry, Inc.

6116 Executive Blvd

Suite 800

North Bethesda, MD 20852

Ladies and Gentlemen:

We have acted as counsel to Xometry, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,408,276 shares (the “Shares”) of the Company’s Class A Common Stock, $0.000001 par value per share issuable pursuant to the Xometry, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the 2021 Plan, and (d) originals or copies certified to our satisfaction of such records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2021 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter opinion to

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Xometry, Inc. February 29, 2024 Page 2

reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:__/s/ Eric Blanchard___

Eric Blanchard

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com